Exhibit 99.1

Zoom Telephonics Reports Q4 2010 Net Income of $0.19 per share

Boston, MA, February 23, 2011 – Zoom Telephonics, Inc. (OTCBB: ZMTP), a leading manufacturer of modems and other communication products, today reported net sales of $3.1 million for its fourth quarter ended December 31, 2010 (“Q4 2010”), up 10.5% from $2.8 million for the fourth quarter of 2009 (“Q4 2009”).  Zoom reported an operating profit of $0.2 million for Q4 2010, an improvement over an operating loss of $0.4 million in Q4 2009.  Zoom reported net income of $0.4 million or $0.19 per share for Q4 2010, compared to a net loss of $0.4 million or $0.19 per share for Q4 2009.

Gross profit was $1.2 million or 39.6% of net sales in Q4 2010, up from $0.9 million or 30.8% of net sales in Q4 2009.  The increase in gross profit was primarily due to manufacturing overhead cost reductions and a shift in sales toward Zoom’s higher margin products.

Operating expenses were $1.1 million or 34.7% of net sales in Q4 2010 versus $1.2 million or 44.3% of net sales in Q4 2009.  The decline in operating expenses was primarily due to reduced personnel costs.

In Q4 2010 Zoom recorded as Other Income its net profit of $293 thousand from sale of Zoom.com and certain trademark rights in exchange for 80,000 shares of common stock of Zoom Technologies, Inc. (NASDAQ: ZOOM).

Zoom Telephonics’ net sales were $13.3 million for the year ended December 31, 2010, up 23.8% from $10.7 million for the year ended December 31, 2009.  Zoom’s operating loss in 2010 was $0.1 million, a $2.5 million improvement over Zoom’s $2.6 million operating loss in 2009, as Zoom’s higher sales in 2010 resulted in an increase of $1.3 million in gross profit, and as cost controls and lower legal fees resulted in a $1.2 million reduction in operating expenses.

In late December 2010 Zoom completed a rights offering to its shareholders, netting $812 thousand after expenses.

Zoom’s cash balance on December 31, 2010 was $1.01 million, down from $1.22 million on December 31, 2009. The major contributors to cash during 2010 were the rights offering and $268 thousand in net income, and the major consumer of cash was an increase in inventory of $1.3 million.  Zoom’s current ratio improved from 3.0 at the end of 2009 to 4.4 at the end of 2010.  Zoom has no long-term debt.

“We were pleased with our results for Q4 2010,” said Frank Manning, Zoom’s President and CEO.  “Year-over-year revenues grew for the fourth straight quarter, and we achieved a positive operating income for the second straight quarter.  We introduced four new products in Q4 2010, including our We3Gtm mobile broadband hotspot, a 14.4 Mbps mobile broadband modem, a wireless keyboard for the iPad®, and a wireless keyboard for the Xbox®, PS3®, and HDTV-connected Windows® computers. During the quarter we also completed a successful rights offering and a transaction that resulted in our receiving 80,000 shares of Zoom Technologies stock.  We are entering 2011 with good sales momentum, excellent sales channels, and a strong balance sheet; and we will continue to work hard to make Zoom Telephonics a leader in Internet access products.”

Zoom has scheduled a conference call for Thursday February 24 at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958.  The conference ID is 46596199.  The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoomtel.com/Q4, and to other financial and investor-oriented websites. Shortly after the conference call, a recording of the call will be available on Zoom’s website.  For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com.

Forward Looking Statements

This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping capabilities in Mexico; Zoom’s reliance on an outsourcing partner to conduct production operations in Mexico; Zoom’s dependence on key employees; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key components; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TELEPHONICS, INC.

Condensed Balance Sheets

In thousands

(Unaudited)

	12/31/10	12/31/09

ASSETS

Current assets:

Cash	$1,010	$1,224
Marketable Securities	329	-
Accounts receivable, net	1,245	1,199
Inventories	2,714	1,586
Prepaid expenses and other	173	224

Total current assets	5,471	4,233

Property and equipment, net	43	58
Deferred other receivable	-	166
Investment	-	-
Total assets	$5,514	$4,457

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$911	$1,015
Accrued expenses	346	375

Total current liabilities	1,257	1,390

Total liabilities	1,257	1,390

Stockholders’ equity:

Common stock and additional paid-in capital	33,443	32,541
Accumulated other comprehensive income (loss)	366	363
Unrealized gain (loss) on securities	16	-
Retained earnings (accumulated deficit)	(29,568)	(29,837)

Total stockholders’ equity	4,257	3,067

Total liabilities & stockholders’ equity	$5,514	$4,457

ZOOM TELEPHONICS, INC.

Condensed Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/10	12/31/09	12/31/10	12/31/09

Net sales	$3,086	$2,793	$13,298	$10,740
Cost of goods sold	1,863	1,932	9,018	7,739

Gross profit	1,223	861	4,280	3,001

Operating expenses:
Selling	504	473	1,992	1,856
General and administrative	291	389	1,247	2,382
Research and development	275	375	1,128	1,374
Total operating expenses	1,070	1,237	4,367	5,612

Operating profit (loss)	153	(376)	(87)	(2,611)

Other income (expense), net	297	1	357	39

Income (loss) before income taxes	450	(375)	270	(2,572)

Income tax expense (benefit)	1	1	2	5

Net income (loss)	$449	$(376)	$268	$(2,577)

Earnings (loss) per share:
Basic Earnings (loss) per share	$0.19	$(0.19)	$0.13	$(1.32)
Diluted Earnings (loss) per share	$0.19	$(0.19)	$0.13	$(1.32)

Weighted average number of shares outstanding:
Basic	2,283	1,981	2,057	1,959
Diluted	2,290	1,981	2,064	1,959

Zoom Telephonics' common stock was not publicly traded prior to the September 22, 2009 Spin-Off of Zoom Telephonics from its then parent Zoom Technologies.  For comparability purposes, the calculation of weighted average common shares outstanding shown above for the year ended December 31, 2009 and for the quarter and year ended December 31, 2008 includes the common shares of Zoom Technologies outstanding for all periods prior to September 22, 2009.

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